EXHIBIT 99.1

FirstEnergy Corp.	For Release: June 29, 2006
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Keith Hancock	Kurt Turosky
(330) 384-5247	(330) 384-5500

FIRSTENERGY TO REDEEM EARLY $400 MILLION
OF OUTSTANDING SENIOR NOTES

AKRON, OH - FirstEnergy Corp. (NYSE:FE) today announced that it will redeem $400 million aggregate principal amount of the $1 billion of its outstanding 5.50% Notes, Series A, Due 2006 (CUSIP No. 337932 AA 5) on July 31, 2006, in advance of the November 15, 2006 maturity date.

The redemption price will be determined in accordance with the terms of the Notes, which establish a “make-whole” redemption calculated by reference to the equivalent yield on a US Treasury issue having a maturity comparable to the Notes plus 20 basis points. The payment on the redemption date will also include accrued interest to that date.

FirstEnergy expects to receive approximately $500 million in mid-July from the proposed repurchase by its Ohio Edison Company utility subsidiary of common stock from FirstEnergy. FirstEnergy expects to use the cash proceeds from Ohio Edison’s common stock repurchase to repay outstanding short-term debt and, to the extent funds are available, make short-term loans to its subsidiaries. On June 26, 2006, Ohio Edison sold $250 million aggregate principal amount of 6.40% Senior Notes Due 2016 and $350 million aggregate principal amount of 6.875% Senior Notes Due 2036 in a registered public offering. The majority of the proceeds from that offering will be used to fund Ohio Edison’s repurchase of common stock from FirstEnergy.
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“These transactions are consistent with FirstEnergy’s strategy to replace maturing holding company debt with debt at the utility operating companies to increase flexibility and capitalize the operating companies appropriately in a regulatory context,” said Rich Marsh, Senior Vice President and Chief Financial Officer.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005 (including, but not limited to, the repeal of the Public Utility Holding Company Act of 1935), the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney’s Office, the Nuclear Regulatory Commission and the various state public utility commissions as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the timing and outcome of various proceedings before the Public Utilities Commission of Ohio and the Pennsylvania Public Utility Commission, including the transition rate plan filings for Met-Ed and Penelec, the continuing availability and operation of generating units, the ability of generating units to continue to operate at, or near full capacity, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from voluntary pension plan contributions, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the successful implementation and completion of the share repurchase program, circumstances which may lead management to use any portion of the anticipated proceeds from Ohio Edison Company’s proposed common stock repurchase for purposes other than as currently contemplated, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, including our annual report on Form 10-K for the year ended December 31, 2005, and other similar factors. We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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